Exhibit 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
2017 FIRST QUARTER FINANCIAL RESULTS

MINNEAPOLIS, MN – May 3, 2017 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the first quarter ended March 31, 2017 (“Q1”).

Insignia’s President and CEO Kristine Glancy commented, “We continue to expect to deliver our board approved budget despite our challenging first quarter results. Drivers of the decline in the first quarter are consistent with current trends in retail and the CPG industry. Our first quarter net sales decreased 21.6% resulting in a net loss of $1,191,000. The decrease in sales was primarily driven by two customers who experienced significant budget cuts early in their planning cycles and organizational restructuring. Separate from these two customers, our cumulative net Q1 results were relatively flat across most of our other clients. We are working to diversify our client base in order to better manage quarter to quarter and client specific fluctuations. At the same time, we are collaborating with our current clients to identify ways in-store advertising can complement their out-of-store programs and highlight the overall effectiveness of our tactic.”

Ms. Glancy continued, “Despite our slower start in 2017, we continue to focus on our strategic initiatives we previously announced to stabilize our revenues and profits. The four areas of growth we discussed are: product line expansions, retailer-centric opportunities, expanding our CPG relationships and forging new partnerships. In the first quarter of 2017, we added a number of new clients compared to first quarter of 2016. We are continuing to test several products in the marketplace, and look forward to sharing more details in the coming months assuming the products scale to an appropriate size and formally launch. In addition, we are on track for delivering the $1.0 million in cost reductions across Cost of Sales and Operating Expenses in 2017, which we had announced in February.”

“Current POPS bookings for Q2 2017 are approximately $6.0 million, compared to $5.6 million at the same point Q2 2016 one year ago. Our total bookings for POPS programs set to run in the final three quarters of 2017 are $12.4 million compared to $12.4 million in 2016 at the same point one year ago. Significant work is underway to stabilize the business and deliver more reliable and stable results.  The company continues to work on its broad-scale business model transformation.  As discussed previously, this transformation will take time but good progress has been made.”

Q1 2017 Results
Net sales decreased 21.6% to $4,767,000 in Q1 2017, from $6,078,000 in Q1 2016, primarily due to a 13.7% decrease in the number of signs placed, mostly due to two customers who experienced significant budget cuts early in their planning cycles and organizational restructuring, and a 10.5% decrease in average price per sign, which was the result of program and customer mix.

Gross profit in Q1 2017 decreased to $629,000, or 13.2% of net sales, from $1,967,000, or 32.4% of net sales, in Q1 2016. The lower gross profit was primarily the result of decreased sales, as our gross profit is highly dependent on sales levels due to the relatively fixed nature of a portion of our payments to retailers, combined with a decreased average price per sign, and partially offset by decreased expense due to the discontinued sale of The Like Machine. The company is currently undertaking actions to reduce the fixed portion of its payments to certain retailers. The company incurred costs of approximately $100,000 associated with the implementation of its new IT infrastructure during both Q1 2017 and Q1 2016. The project is expected to be substantially completed during the third quarter of 2017, with estimated incremental expense of $300,000 in the remainder of 2017.

Selling expenses in Q1 2017 were $888,000, or 18.7% of net sales, compared to $1,108,000, or 18.3% of net sales, in Q1 2016. The decrease in expenses was primarily due to lower variable compensation, as a result of lower sales, fewer sales personnel and decreased staff related expenses.

Marketing expenses in Q1 2017 were $426,000, or 8.9% of net sales, compared to $270,000, or 4.4% of net sales, in Q1 2016. The increase was primarily due to increased marketing personnel and staff related costs, partially offset by decreased consulting fees.

General and administrative expenses in Q1 2017 decreased to $1,053,000, or 22.1% of net sales, from $1,160,000, or 19.1% of net sales, in Q1 2016. The decrease was primarily due to decreased legal, executive recruiting, and other consulting fees, partially offset by increased employee compensation costs.

Income tax benefit for Q1 2017 was 31.4% of pretax loss, or a benefit of $544,000, compared to income tax benefit of 41.9% of pretax loss, or $232,000, in Q1 2016. Tax expense will vary between periods, given the company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.

As a result of the items above, the net loss for Q1 2017 was $1,191,000, or $0.10 per basic and diluted share, compared to a net loss of $322,000, or $0.03 per basic and diluted share, in Q1 2016.

As of March 31, 2017, cash and cash equivalents totaled $4.4 million, compared to $12.3 million as of December 31, 2016. The amounts for December 31, 2016 were prior to the one-time special dividend of $8.2 million paid on January 6, 2017.

One-Time Special Dividend
As previously announced, the Board of Directors declared a one-time special dividend of $0.70 per share to shareholders of record as of December 16, 2016, which was paid on January 6, 2017 in a total amount of $8.2 million. For preliminary information on the taxability of the dividend to shareholders, the company has published a copy of IRS Form 8937 on its website.

Share Repurchase Plan
As previously announced, the Board of Directors has approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through October 30, 2017. During the three months ended March 31, 2017, there was no share repurchase activity. As of March 31, 2017, the approximate dollar value of share that may yet be purchased under the plan was $4.7 million.

Annual Meeting
We look forward to providing an operational update at our Annual Meeting of Shareholders of Insignia Systems, Inc. The Meeting will be held on Tuesday, June 6, 2017, at 9:00 a.m. Central Time, at the Minneapolis Marriott West, located at 9960 Wayzata Boulevard, Minneapolis, Minnesota.

About Insignia Systems, Inc.

Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to consumer packaged goods manufacturers. Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 1,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kraft Heinz Company, Nestl? and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com. Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipates,” “believes,” “expects,” “seeks” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance: expectations as to full year and future financial performance; benefits of sales and marketing investments and IT infrastructure investments; timing of implementation of technology operating infrastructure; areas of growth; and ability to sustain and grow core products and status and timing of launch of new products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that the company may be unable to fully or successfully implement our business plan to achieve and maintain profitability in the future; (ii) the risk that the company will not be able to sustain and grow core product offerings or to develop, implement and grow new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2017; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Net sales	$4,767,000	$6,078,000
Cost of sales	4,138,000	4,111,000
Gross profit	629,000	1,967,000
Operating expenses:
Selling	888,000	1,108,000
Marketing	426,000	270,000
General and administrative	1,053,000	1,160,000

Operating loss	(1,738,000)	(571,000)
Other income, net	3,000	17,000

Loss before taxes	(1,735,000)	(554,000)
Income tax benefit	(544,000)	(232,000)

Net loss	(1,191,000)	(322,000)

Other comprehensive income, net of tax	—	9,000

Comprehensive loss	$(1,191,000)	$(313,000)

Net loss per share:
Basic	$(0.10)	$(0.03)
Diluted	$(0.10)	$(0.03)

Shares used in calculation of net loss per share:
Basic	11,661,000	11,624,000
Diluted	11,661,000	11,624,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	March 31,	December 31,
	2017	2016

Cash and cash equivalents	$4,393,000	$12,267,000
Working capital	10,622,000	11,850,000
Total assets	19,001,000	28,228,000
Total liabilities	4,936,000	13,119,000
Shareholders' equity	14,065,000	15,109,000